                                                                    JENNER&BLOCK

January 21, 2004                       Jenner & Block LLP         Chicago
                                       ONE IBM PLAZA              Dallas
                                       CHICAGO, IL  60611-7603    Washington, DC
                                       TEL 312-222-9350
                                       www.jenner.com

Emcore Corporation
145 Belmont Drive
Somerset, New Jersey  08873

Re:    Exchange Offer
       Registration Statement, Form S-4

Dear Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to EMCORE
Corporation, a New Jersey corporation (the "Company"), in connection with the offering of up to $88,962,500 aggregate principal amount of 5% Convertible
Senior Subordinated Notes due May 15, 2011 (the "New Notes") of the Company to
be issued under an indenture (the "Indenture") to be entered into between the
Company and Deutsche Bank Trust Company Americas, as trustee (the "Trustee") and up to $56,612,500 payable in common stock of the Company, up to a maximum of
10,542,365 shares (the "Common Stock"). The New Notes and Common Stock are to be
issued pursuant to an exchange offer (the "Exchange Offer") for up to
$161,750,000 aggregate principal amount of outstanding 5% Convertible
Subordinated Notes due May 15, 2006 (the "Existing Notes"). In connection with the Exchange Offer, you have requested our opinions regarding certain tax consequences described in the registration statement on Form S-4 (File No.
333-111585), including the prospectus contained therein (the "Prospectus")
relating to the Exchange Offer filed with the Securities and Exchange Commission
(the "Commission") on December 24, 2003, under the Securities Exchange Act of
1934 (the "Act") (the "Registration Statement"), and Amendment No. 1 to the
Registration Statement to be filed with the Commission on the date hereof
("Amendment No. 1").

These opinions are being furnished in accordance with the requirements of Item
601(b)(8) of Regulation S-K under the Act, as amended.

In connection with our opinions, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
(a) the Registration Statement;
(b) Amendment No. 1;
(c) the form of Indenture filed as an exhibit to the Registration Statement; and
(d) the form of the New Notes (attached to the Indenture).

We have also examined such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In addition, as to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations made in the Registration Statement, Amendment No. 1 and to us by
representatives of the Company and others.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.
In making our examination of documents executed or to be executed, by the parties indicated therein, we have assumed that each party, other than the
Company, is duly organized and existing under the laws of the applicable jurisdiction of its organization and had, or will have, power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents, that such documents constitute, or will constitute, valid and binding obligations of each party and that no party will take any actions inconsistent with the documents.

Our opinions are based on the Internal Revenue Code of 1986, as amended (the
"Code"), Treasury Department regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (the
"Service"), and such other authorities as we have considered relevant, all as in effect on the date hereof and all of which are subject to differing interpretations or change (possibly on a retroactive basis). An opinion of counsel is not binding on the Service or a court. Accordingly, there can be no assurance that the opinions expressed herein will be accepted by the Service or, if challenged, by a court. In rendering these opinions we express our views only as to the federal income tax laws of the United States. A change in any of the authorities upon which our opinions are based or the accuracy or completeness of any of the information or documents or assumptions on which our opinions are based could affect our conclusions.

Based on our research and analysis of the applicable law and subject to the foregoing, we are of the opinion that: (i) although the issue is not free from doubt, the exchange of existing notes for new notes and common stock pursuant to the exchange offer should be treated as a Code Section 368(a)(1)(E) tax-free recapitalization for U.S. federal income tax purposes and (ii) although there is substantial uncertainty, on balance it is more likely than not that the new notes will be treated as convertible instruments and not treated as "contingent payment debt instruments" as defined in Treasury Reg. ss. 1.1275-4.

These opinions are expressed as of the date hereof. We are under no obligation to supplement or revise our opinions to reflect any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue. Except as set forth above, we express no opinion to any party as to the tax consequences, whether United
States federal, state, local, or foreign, of the Exchange Offer or any transaction related to or contemplated by such Exchange Offer.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "United States Federal Income Tax Considerations" and
related portions of the Registration Statement and Amendment No. 1. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,
/s/ Jenner & Block LLP